Exhibit 10.23

SENSUS METERING SYSTEMS

Management Incentive Plan

2004 - 2005

Plan Framework & Guidelines

July 2004

PART I – PLAN FRAMEWORK

1.	Plan Name

The Sensus Metering Systems Management Incentive Plan (“The Plan”).

2.	Plan Objectives

•	Provide an incentive system that encourages participants to achieve defined financial and personal objectives.

•	Provide participants with an opportunity to earn incentive compensation for outstanding performance.

•	Provide focused attention on the most important measures of business success.

•	Provide competitive compensation to attract and retain key employees.

3.	Plan Term

The Plan will commence on the first day of the 2004/05 financial year (1st April 2004) and end on the last day of the financial year (31st March 2005).

4.	Plan Eligibility

It is intended that those who participate are management whose decisions and performance impact Sensus Metering Systems results. Participation in this program is at the discretion of the Compensation Committee of Sensus Metering Systems.

5.	Target Incentive Levels

A. Financials

Target incentive levels are determined on an individual basis and communicated to participants at the start of the plan year.

Maximum award is uncapped for the target incentive level for financial targets. At 90% of the target incentive level for financial targets the threshold award is 10%.

Payments for performance between threshold and target are pro rated on a straight-line basis at a rate of 10% to 100%. Payments above target are pro rated on a less steep straight-line basis at a rate equivalent to 150% for results at 110% of target, 200% for results at 120% of target and so on.

B. Key Personal Objectives

Each Region and Business Unit Level participant will be rated on the completion of one or two key personal objectives developed in conjunction with one’s manager in order to improve the business performance of Sensus Metering Systems. The awarding of an incentive payment for an objective will be either a full payment for successful completion or no payment for failure to accomplish the objective.

Awarding of a partial payment for a key personal objective must be proposed by the participant’s manager and approved by the Compensation Committee.

6.	Performance Measures, Weightings (Scorecard), & Definitions

a. Performance Measures and Weightings (Scorecards).

The performance measures and weightings are outlined in the Scorecards below for Sensus Metering Systems Headquarters participants and Region/Business Unit participants.

a.i. Headquarters Scorecard

Headquarters Level Executives are those not tied to one specific Region or Business Unit within Sensus Metering Systems.

Financials

MEASURE	WEIGHTING	THRESHOLD (10% Payment)	TARGET (100% Payment)	ABOVE TARGET (No Maximum)
Sensus Metering Systems EBITDA	50%	90% of Target	2004 -2005 Budget	150% at 110% of Budget 200% at 120% of Budget
Sensus Metering Systems Cash Flow	50%	90% of Target	2004 -2005 Budget	150% at 110% of Budget 200% at 120% of Budget
Financial Totals	100%

Incentive payments for Headquarters Level Executives are based strictly on overall Sensus Metering Systems financial performance as shown above.

a.ii. Region or Business Unit Scorecard

Region or Business Unit (BU) Level Executives are those with specific responsibilities with a Region or single Business Unit within Sensus Metering Systems for which financial performance can be specifically measured.

Regions: Regions for Incentive plan purposes are defined as:

•	EMEA (Europe Middle East & Africa)

•	Central & South America

•	Asia-Pacific

Business Units: Business Units for incentive purposes are defined as:

•	North American Water

•	North American Energy - Gas

•	North American Energy - Electric

•	Precision Die Casting

•	Smith-Blair

Financials

MEASURE	WEIGHTING	THRESHOLD (10% Payment)	TARGET (100% Payment)	ABOVE TARGET (No Maximum)
Sensus Metering Systems EBITDA	20%	90% of Target	2004 - 2005 Budget	150% at 110% of Budget 200% at 120% of Budget
Sensus Metering Systems Cash Flow	20%	90% of Target	2004 - 2005 Budget	150% at 110% of Budget 200% at 120% of Budget
Region or Business Unit EBITDA[1]	20%	90% of Target	2004 - 2005 Budget or Target[1]	150% at 110% of Budget 200% at 120% of Budget
Region or Business Unit Cash Flow[1]	20%	90% of Target	2004 - 2005 Budget or Target[1]	150% at 110% of Budget 200% at 120% of Budget
Financial Totals	80%

Key Personal Objectives

MEASURE	WEIGHTING	NOT ACHIEVED	ACHIEVED
1 or 2 Personal Objectives to be achieved by year-end.	Total of 20% of incentive to be divided amongst each objective	No payment if an objective is not achieved in full	Full payment for each objective completed
Personal Totals	20%

If a Region or BU fails to reach 75% of either its EBITDA or Cash Flow target then plan participants from that Region or BU will be ineligible for any incentive payments.

1.	Target may be set up to 105% of budget.

b. Definitions.

1.	Adjusted EBITDA

This measure is defined as Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for restructuring and management fees.

2.	Operating Cash Flow

This measure is defined as the flow from EBITDA adjusted for associated inter-company profit, working capital movements, net capital expenditure, restructuring costs, and special dispensation.

3.	Compensation Committee

The Compensation Committee for Sensus Metering Systems consists of the following members:

•	Chief Executive Officer

•	Chief Financial Officer

•	Executive Vice President of Operations

•	Vice President of Sales & Marketing, Sensus Metering Systems North America

•	Vice President of Human Resources

Part II – Plan Rules and Administration

1.	Payment Qualifications

Eligibility is defined in Part I, Section 4 of the Incentive Plan. Each Region or Business Unit Head will submit a list of proposed participants through the VP of Human Resources for approval by the Compensation Committee of Sensus Metering Systems.

In order to be eligible for any payment due under the Plan, a participant must be employed by the Company on the payment date (normally May or June).

i.	Leavers:

If a participant leaves after the year-end but before the payment date as a result of retirement at normal retirement age, early retirement, ill health/disability retirement or redundancy, they will be eligible for any payment under the Plan on the normal payment date.

If a participant leaves for any other reason after the year-end but before the payment date, any payment under the Plan will be at the discretion of the Compensation Committee of Sensus Metering Systems.

For death in service, any payment due will be paid to the personal representative of the participant at the earliest possible date.

Participants who terminate employment during the Plan year will not be eligible for payments unless termination was caused by: retirement at normal retirement age, early retirement with company consent; ill health disability retirement; or redundancy. In such cases, pro rata awards will be made based on the number of complete months worked during the Plan year.

ii.	Joiners:

Existing and new employees who join the Plan after the start of the Financial Year, will be eligible for any payment due under the Plan based on a pro rata amount. This will be calculated at a rate of 1/12 of the Plan payment for each complete calendar month from the date of joining the Plan to the Plan year end.

Existing or new employees who join the Plan within three months of the Plan year-end will not participate in the Plan until the following Financial Year.

2.	Payment Terms and Timing

The incentive will be paid as soon as practical after the fully audited annual results of the Company have been announced (normally May or June) (the “payment date”). All payments are subject to the final approval of the Compensation Committee of the Board of Directors for Sensus Metering Systems. Any incentive will be paid in cash.

The participant will be liable for any personal tax due or other statutory payments due on any part of the incentive. Incentive payments will be treated for pensionable purposes in line with plan rules.

3.	Plan Framework

i.	Participation and target percentage is determined by level of management.

ii.	The measures, their weighting and performance ranges are set out in Part 1, Sections 6 of the Plan in the relevant incentive scorecards.

iii.	Any “windfall” impacts, either adverse or positive, will be excluded from the calculations. The decision of the Compensation Committee of Sensus Metering Systems as to “windfall” will be final.

iv.	The calculation of an individual’s actual incentive is based on the salary effective 1st April 2004 adjusted for any promotion increases.

v.	Where a promotion occurs during the Plan year, the two salary levels and incentive target levels (if appropriate) will be pro rated for complete months at the respective salary and incentive target levels. Any alternative basis for calculation must be agreed on appointment, and approved by the Compensation Committee of Sensus Metering Systems depending on reporting level.

vi.	The financial targets will be adjusted for acquisitions or disposals as approved by the Compensation Committee (unless included in the budget).

4.	Decisions regarding Plan Issues

The Compensation Committee of Sensus Metering Systems will determine any questions or disputes concerning the Plan rules, interpretation of the rules, or any other issues pertaining to the Plan, with final approval provided by the Compensation Committee of the Board of Directors for Sensus Metering Systems.

5.	Participation

Participation in this Plan is by invitation from time to time. It is entirely discretionary, and the Management of Sensus Metering Systems may decide:

i.	Whether a particular individual is eligible to participate in the Plan

ii.	The Plan’s design, terms and targets

iii.	The continuation or suspension of the Plan and,

iv.	The amount and timing of any payments from the Plan.

No individual will have any right to receive a incentive payment, and will not acquire such a right by virtue of having received one or more incentive payments during the course of his employment.